Exhibit 99.1

Ingevity Corporation 4920 O'Hear Avenue Suite 400 North Charleston, SC 29405 USA www.ingevity.com

News	Contact: Caroline Monahan 843-740-2068 media@ingevity.com

Investors: Surabhi Varshney 843-740-2002 investors@ingevity.com
Ingevity announces upcoming board transitions

Founding directors Daniel F. Sansone and Jean S. Blackwell to conclude board service at the 2026 Annual Meeting

NORTH CHARLESTON, S.C., Feb. 23, 2026 - Ingevity Corporation (NYSE:NGVT) today announced that two long-serving directors, Daniel F. Sansone and Jean S. Blackwell, will not stand for re-election at the company’s 2026 Annual Meeting of Stockholders.

Sansone, a founding director since Ingevity became a public company in 2016, is ending his service at the annual meeting in accordance with the board’s mandatory retirement age policy. Blackwell, also a founding director, will conclude her tenure at the annual meeting following ten years of service. She previously served as chair of the board and provided essential leadership during a pivotal phase of the company’s transformation.

These board actions are in the normal course of board refreshment and do not result from any disagreement with Ingevity on any matter. In connection with these changes, and consistent with Ingevity’s ongoing portfolio optimization, the current 11-member board will be resized to 9 members following the annual meeting to align governance with the company’s future scope and strategic direction.

“Ingevity has benefitted immensely from Dan’s and Jean’s judgment, independence and dedication, beginning with their service as founding directors in 2016,” said Ingevity Chair of the Board, Bruce Hoechner. “Jean’s leadership as chair was essential in supporting the company’s evolution, providing important guidance and focus during a period of meaningful transformation. Dan’s counsel and governance rigor have been invaluable across cycles. On behalf of the entire board, I thank them both for their exemplary service.”

“We are charting a clear path forward for Ingevity, centered on focus, discipline and long-term value creation,” said Ingevity President and Chief Executive officer, Dave Li. “Our recent actions to streamline the organization and align our portfolio are important steps in that journey and the board’s planned resizing is consistent with that direction. Jean and Dan have been trusted advisors throughout this transition, and we are grateful for their leadership and for the strong foundation they helped establish.”

Ingevity will file a Current Report on Form 8‑K with the U.S. Securities and Exchange Commission reflecting these matters.
Ingevity: Purify, Protect and Enhance Ingevity (NYSE: NGVT) is a global specialty materials company that develops advanced carbon and engineered material solutions that improve mobility, strengthen and extend the life of infrastructure and enhance industrial processes. With a 90 year legacy of innovation, we work closely with customers to solve technical challenges and deliver materials that improve performance and environmental outcomes in essential applications. Our portfolio includes Performance Materials activated carbon technologies for emissions control and filtration, Performance Chemicals solutions that support efficient agriculture and high performance pavement systems and Advanced Polymer Technologies specialty polymers for coatings and industrial applications. Headquartered in North Charleston, South Carolina, Ingevity operates from 24 locations worldwide and employs approximately 1,500 people. Learn more at ingevity.com.